Exhibit 99.1

     J Net Enterprises, Inc. Changes Name to Epoch Holding Corporation
                  and Announces New Stock Trading Symbol

New York, NY - December 9, 2004

Pursuant to actions authorized by the stockholders at the Annual Meeting of Stockholders on November 18, 2004, J Net Enterprises, Inc. completed its reincorporation from Nevada to Delaware on December 3, 2004. Concurrent with the reincorporation, the Company's name was changed to Epoch Holding Corporation (the "Company") (OTCBB:EPHC).

On December 9, 2004, the stock trading symbol on the OTC Bulletin Board was changed from JNEI to EPHC to reflect the name change.

About the Company:
The Company conducts its operations through Epoch Investment Partners, Inc. ("Epoch") a wholly-owned subsidiary and a registered investment advisor under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line of business.
Epoch was recently formed and co-founded by Mr. William W. Priest and merged with the Company in June 2004. Mr. Priest has over 35 years of experience in the investment advisory business and most recently served as co-managing partner of Steinberg, Priest & Sloane Capital Management, LLC ("SPSCM"), and prior to that, as Chairman and CEO of Credit Suisse Asset Management ("CSAM") Americas and as CEO of its predecessor firm BEA Associates, which he co-founded in 1972. During his tenure at BEA Associates and CSAM Americas, Mr. Priest developed the firm into a well-recognized investment manager with over $100 billion in assets under management. In addition to Mr. Priest, Epoch's co-founders are Timothy Taussig, former Managing Director and Member of the Global Executive Committee for CSAM and Co-Head of Global Marketing for CSAM worldwide; J. Philip Clark, former Managing Director of Sanford C. Bernstein & Co.'s private client and institutional asset management businesses; David Pearl, Managing Director and Senior Portfolio Manager at SPSCM; and Berenson Epoch LLC, an affiliate of the New York investment banking firm Berenson & Company. Timothy Taussig, J. Philip Clark and David Pearl are part of Epoch's core management and investment teams.

Safe Harbor Statement:
This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Contact:
Epoch Holding Corporation
Mark Wilson, 972-665-1313